FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2013 Second Quarter Earnings

Austin, Texas, August 6, 2013 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today second quarter 2013 consolidated net earnings of $27.0 million, or $7.62 per diluted Class A common share, compared with consolidated net earnings of $23.2 million, or $6.58 per diluted Class A common share, for the second quarter of 2012. For the six months ended June 30, 2013, the Company reported consolidated net earnings of $43.6 million, or $12.32 per diluted Class A common share, compared with $43.0 million, or $12.16 per diluted Class A common share, a year ago. The Company's book value per share as of June 30, 2013 was $385.22.

Total revenues increased to $182.9 million for the quarter ended June 30, 2013, compared to $127.6 million reported in the second quarter of 2012, largely due to higher market valuations of index options the Company purchases to support its fixed-index policy obligations. Operating revenues, excluding realized gains on investments and realized and unrealized gains (losses) on index options, for the quarter ended June 30, 2013 increased to $164.6 million from $158.1 million in the second quarter of 2012. Mr. Moody noted, "Our focus on growing the life insurance side of the business was evident in the first six months of the year by the 19% sales increase over last year's amount. At the same time, we are being prudent with our level of annuity sales given the historically low interest rate environment we are operating in."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $41.1 million for the six months ended June 30, 2013, or $11.60 per diluted Class A common share, compared to $40.9 million, or $11.58 per diluted Class A common share, in the same period for 2012. Mr. Moody indicated that the Company's business was performing in line with expectations. "Overall, we are pleased with new business levels in the first half of the year, especially in light of interest rate levels and a sluggish economy. Of particular importance is the block of business in force performing at or better than expectations as evidenced by ongoing analysis of our experience," Mr. Moody observed. Regarding operations, Mr. Moody stated, "We have done a good job administrating and servicing our business while at the same time devoting a significant amount of time and effort to developing multiple new information technology systems and handling the extensive regulatory and compliance requirements that are endemic to our industry."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 278 employees and 20,080 contracted independent agents, brokers, and consultants, and at June 30, 2013, maintained total assets of $10.5 billion, stockholders' equity of $1.4 billion, and life insurance in force of $21.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Revenues, excluding investment and index option gains (losses)	164,566	158,082	318,853	311,140
Realized and unrealized gains (losses) on index options	16,692	(32,478)	91,124	9,959
Realized gains on investments	1,601	2,005	3,914	3,172
Total revenues	182,859	127,609	413,891	324,271

Earnings:
Earnings from operations	25,950	21,943	41,079	40,925
Net realized gains on investments	1,041	1,303	2,544	2,062
Net earnings	26,991	23,246	43,623	42,987

Net earnings attributable to Class A shares	26,227	22,589	42,389	41,771

Basic Earnings Per Class A Share:
Earnings from operations	7.35	6.21	11.62	11.58
Net realized gains on investments	0.29	0.37	0.72	0.58
Net earnings	7.64	6.58	12.34	12.16

Basic Weighted Average Class A Shares	3,435	3,435	3,435	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	7.33	6.21	11.60	11.58
Net realized gains on investments	0.29	0.37	0.72	0.58
Net earnings	7.62	6.58	12.32	12.16

Diluted Weighted Average Class A Shares	3,442	3,435	3,441	3,435

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com